EXHIBIT 99.2

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information

Qumu Corporation (“Qumu” or the “Company”) has prepared unaudited pro forma condensed consolidated financial statements to assist readers in understanding the nature and effects of the disc publishing business (at times referred to herein as the “Business to be Sold”) on the Company’s consolidated financial statements of Qumu Corporation. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 2013 and the three months ended March 31, 2014 have been prepared with the assumption that the sale of the disc publishing business pursuant to that certain asset purchase agreement dated April 24, 2014 among Qumu, Equus Holdings, Inc. and Redwood Acquisition, Inc. (now known as Rimage Corporation) was completed as of January 1, 2013. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2014 has been prepared with the assumption that the transaction was completed as of the balance sheet date.

The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or the financial position which would have actually resulted if the sale had been completed on the dates indicated, or which may result in the future. The unaudited pro forma financial information has been prepared by the Company based upon assumptions deemed appropriate by the Company’s management. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The unaudited pro forma financial information should be read in conjunction with the Company’s historical Consolidated Financial Statements and Notes thereto contained in the 2013 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission (“SEC”), incorporated herein by reference.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2014
(in thousands, except per share data)

	Qumu Corporation	Business to be Sold (a)	Other Adjustments	Pro Forma
Revenues	$18,792	$(14,863)	$-	$3,929
Cost of revenues	10,230	(7,692)	-	2,538
Gross profit	8,562	(7,171)	-	1,391
Operating expenses:
Research and development	2,708	(684)	-	2,024
Selling, general and administrative	9,863	(3,694)	564 (b)	6,733
Amortization of purchased intangibles	157	-	-	157
Total operating expenses	12,728	(4,378)	564	8,914
Operating loss	(4,166)	(2,793)	(564)	(7,523)
Other income (expense):
Interest, net	13	(13)	-	-
Other expense, net	176	(204)	-	(28)
Total other income (expense), net	189	(217)	-	(28)
Loss before income taxes	(3,977)	(3,010)	(564)	(7,551)
Income tax expense (benefit)	(49)	(1,112)	993 (c)	(168)
Net loss	$(3,928)	$(1,898)	$(1,557)	$(7,383)
Net loss per share, basic and diluted	$(0.45)			$(0.85)
Weighted average shares outstanding, basic and diluted	8,700			8,700
See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2013
(in thousands, except per share data)

	Qumu Corporation	Business to be Sold (a)	Other Adjustments	Pro Forma
Revenues	$82,472	$(64,740)	$-	$17,732
Cost of revenues	42,912	(35,578)	-	7,334
Gross profit	39,560	(29,162)	-	10,398
Operating expenses:
Research and development	12,203	(3,458)	-	8,745
Selling, general and administrative	36,414	(18,825)	3,570 (b)	21,159
Amortization of purchased intangibles	628	-	-	628
Total operating expenses	49,245	(22,283)	3,570	30,532
Operating loss	(9,685)	(6,879)	(3,570)	(20,134)
Other income (expense):
Interest, net	28	-	-	28
Other expense, net	(221)	180	-	(41)
Total other income (expense), net	(193)	180	-	(13)
Loss before income taxes	(9,878)	(6,699)	(3,570)	(20,147)
Income tax expense (benefit)	(59)	(2,421)	2,289 (c)	(191)
Net loss	(9,819)	(4,278)	(5,859)	(19,956)
Net loss attributable to the non-controlling interest	125	(125)	-	-
Net loss attributable to Qumu	$(9,694)	$(4,403)	$(5,859)	$(19,956)
Net loss per share, basic and diluted	$(1.12)			$(2.30)
Weighted average shares outstanding, basic and diluted	8,691			8,691
See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2014
(in thousands)

	Qumu Corporation	Assets and Liabilities of Business to be Sold (d) (h)		Sale Proceeds (i)		Transaction Related Costs		Tax Adjustments (m)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$28,279	$(670	)(e)	$19,961		$(1,449	)(j)	$-	$46,121
Marketable securities	18,229	-		-		-		-	18,229
Receivables, net of allowance	12,567	(8,325)		-		-		-	4,242
Inventories	4,591	(4,467)		-		-		-	124
Prepaid income taxes	971	-		-		-		-	971
Prepaid expenses and other current assets	4,203	(1,247)		-		-		-	2,956
Deferred income taxes - current	262	-	(f)	-		-		25	287
Total current assets	69,102	(14,709)		19,961		(1,449)		25	72,930
Property and equipment, net	5,337	(3,950)		-		-		-	1,387
Intangible assets, net of amortization	8,225	(296)		-		-		-	7,929
Deferred income taxes - non-current	85	-	(f)	-		-		(85)	-
Other assets - non-current	3,315	(27)		2,300		-		-	5,588
Total assets	$86,064	$(18,982)		$22,261		$(1,449)		$(60)	$87,834
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$5,720	$(3,127)		$-		$-		$-	2,593
Accrued compensation	5,084	(1,131	)(g)	-		843	(k)	-	4,796
Other current liabilities	695	(453)		-		-		-	242
Deferred revenue	11,634	(6,927)		-		-		-	4,707
Total current liabilities	23,133	(11,638)		-		843		-	12,338
Long-term liabilities:
Deferred revenue - non-current	3,062	(2,274)		-		-		-	788
Income taxes payable - non-current	117	-	(f)	-		-		-	117
Other non-current liabilities	547	(59)		-		-		-	488
Total long-term liabilities	3,726	(2,333)		-		-		-	1,393
Total liabilities	26,859	(13,971)		-		843		-	13,731
Stockholders’ equity	59,205	(5,011	)(l)	22,261	(l)	(2,292	)(l) (n)	(60)	74,103
Total liabilities and stockholders’ equity	$86,064	$(18,982)		$22,261		$(1,449)		$(60)	$87,834

See the accompanying notes which are an integral part of these unaudited pro forma condensed consolidated financial statements.

QUMU CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

1. ASSET SALE TRANSACTION TO EQUUS HOLDINGS, INC.
On April 24, 2014, Qumu Corporation (the “Company”) entered into an asset purchase agreement (the “asset purchase agreement”) with Equus Holdings, Inc. (“Equus Holdings”) and Redwood Acquisition, Inc. (now known as Rimage Corporation, “Buyer”). The terms of the asset purchase agreement were previously disclosed by the Company through, and a copy of the asset purchase agreement was furnished as an exhibit to, a Current Report on Form 8-K dated April 24, 2014 filed with the Securities and Exchange Commission on April 24, 2014.

On July 1, 2014, the parties completed the transactions contemplated by the asset purchase agreement, resulting in the sale by the Company of all of the assets primarily used in or primarily held for use in connection with its disc publishing business and the assumption by Buyer of certain agreements and liabilities of the disc publishing business. The disc publishing business manufactures and distributes disc publishing solutions that label, archive, distribute and protect content on CDs, DVDs and Blu-ray discs and includes Qumu’s U.S.-based disc publishing operations and the operations of the following foreign subsidiaries: Qumu Europe GmbH, Rimage Japan Co., Ltd., Rimage Information Technology (Shanghai) Co., Ltd., and Rimage Holdings (Singapore) Pte., Ltd. (together, the “Disc Publishing Subsidiaries”). As contemplated by the asset purchase agreement, on July 1, 2014, the Company entered a mutual transition services agreement with Buyer and a lease agreement with Buyer for the property located at 7725 Washington Avenue South.

The purchase price paid to the Company on the closing date was approximately $20.0 million with an additional $2.3 million placed in an escrow account to support the Company’s indemnification obligations under the asset purchase agreement for a fifteen-month escrow period. As described in the asset purchase agreement, the purchase price is subject to adjustment for the actual cash held by certain subsidiaries at the closing date, the actual difference between net book value at the closing date and the target net book value amount, and the actual EBITDA of the disc publishing business from June 1, 2014 through the closing date. Any adjustments required by the asset purchase agreement will be paid in cash following the closing.

The Company will continue as a publicly-held company and will focus on its enterprise video content management software business, which provides the tools businesses need to create, manage, secure, distribute and measure the success of their videos and other rich content they create and publish.

2. UNAUDITED PRO FORMA ADJUSTMENTS (in thousands)
The following pro forma adjustments are included in the unaudited pro forma condensed consolidated financial statements for Qumu based upon the terms of the Agreement:

(a)	The amounts being eliminated represent the revenues, cost of revenues, operating and other expenses that are attributable to the sale of the disc publishing business.

(b)

Reflects expenses associated with personnel and other shared costs that were allocated to the disc publishing business but will be retained by Qumu. These costs are primarily related to centralized corporate functions, including corporate executive management, accounting and finance, information technology, human resources and legal.

(c)

Adjusting of income tax related impacts due to the loss position of the continuing Qumu business. The Company anticipates that it will carry a full valuation allowance against its deferred tax assets, with the exception of deferred tax assets associated with its European subsidiary. As a result, there would be minimal federal and state income tax expense or benefit.

(d)	Recording of the disposition of the disc publishing business assets and liabilities, including cash to be retained by Disc Publishing Subsidiaries pursuant to the terms of the Agreement.

(e)	Reflecting the cash held by the Disc Publishing Subsidiaries to be included in the Asset Sale Transaction:

Cash held by the Disc Publishing Subsidiaries	$5,026
Cash to be retained by the Company	(4,356)
Cash to be included in Asset Sale Transaction per the Agreement	$670

(f)	Reflecting the exclusion of the deferred tax assets and income tax liabilities from the assets and liabilities to be sold per the terms of the Agreement.

(g)	Amount of accrued compensation to be assumed by the disc publishing business:

Accrued compensation attributed to the disc publishing business	$1,972
Amount to be retained and paid by the Company	(841)
Accrued compensation assumed by the disc publishing business	$1,131

(h)	Net book value of disc publishing business and assets and liabilities included in Asset Sale Transaction:

Disc publishing non-cash assets to be sold	$18,312
Disc publishing liabilities to be sold	(13,971)
Net book value of disc publishing business	$4,341
Cash held by Disc Publishing Subsidiaries included in Asset Sale Transaction (Note (e))	670
Assets and liabilities included in Asset Sale Transaction	$5,011

(i)	Recording of sale proceeds for the sale of the assets and liabilities of the disc publishing business as follows:

Purchase price	$23,000
Amount to be retained in escrow for fifteen months after closing	(2,300)
Cash held by Disc Publishing Subsidiaries to be included in Asset Sale Transaction (Note (e))	670
Difference between net book value of disc publishing business and target net book value of $5.0 million (Note (h))	(659)
Estimated EBITDA adjustment for disc publishing	(750)
Sale proceeds at closing, net	$19,961

(j)

Reflects payment of estimated transaction costs, consisting primarily of investment banking fees due at closing, as well as legal, accounting, and other transaction fees directly related to the sale of the Company’s disc publishing business.

(k)	Reflects recording of accelerated vesting of cash-based long-term incentive awards payable to disc publishing business employees upon completion of the Asset Sale Transaction.

(l)	The gain on the sale of the disc publishing business to be recorded as adjustments to stockholder’s equity:

Sale proceeds at closing, net (Note (i))	$19,961
Sale proceeds from escrow	2,300
Assets and liabilities included in Asset Sale Transaction (Note (h))	(5,011)
Transaction related costs (Notes (j) and (k))	(2,292)
Gain on sale	$14,958

(m)

The Company anticipates that it will establish a full valuation allowance against all remaining deferred tax assets, with the exception of the deferred tax assets associated with its European subsidiary.

(n)	Stockholders’ equity includes adjustments for accelerated vesting upon the completion of the Asset Sale Transaction of selected stock options held by disc publishing business employees.

Stock compensation expense due to accelerated vesting		$93
Increase to additional paid-in capital		(93)
Net change to stockholders’ equity	$	---

As contemplated by the asset purchase agreement, on July 1, 2014, the Company entered into a mutual transition services agreement with the Buyer to enable the Buyer to continue the operations of the disc publishing business immediately after closing and to enable the Company to continue its operation of its software business immediately after closing. The parties will provide or receive services such as finance, marketing, general management, operations support, information technology and information systems, human resources, and supply chain management. Also as contemplated by the asset purchase agreement, the parties entered into a lease on July 1, 2014 for the Company’s lease from Buyer of a portion of the property located at 7725 Washington Avenue South.

The cost for the transition services to the receiving party will be based on an allocation of the expenses actually incurred by the party providing the service. Depending on the nature of the service, charges will be based on 1) an allocation of base salaries and overhead of the respective personnel providing the services, 2) an allocation of expense associated with information technology systems and resources based on relative usage and 3) an allocation of the cost of shared facilities and selected other costs based on relative headcount utilizing the services. Due to the uncertainty of the extent and duration of the transition services to be utilized by Qumu following the closing of the Asset Sale Transaction and the associated net financial impact to Qumu, the pro forma and other adjustments reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not specifically incorporate estimated expenses associated with this agreement. Management, however, believes that such charges will not differ materially from the allocation of shared costs reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations.